Exhibit m (v) under Form N-1A

                                               Exhibit 1 under Item 601/Reg. S-K





                           Amendment #1 to EXHIBIT A
                                     to the
                               Distribution Plan

                             FEDERATED MDT SERIES:
                        Federated MDT All Cap Core Fund
                   Federated MDT Tax Aware/All Cap Core Fund
                      Federated MDT Large Cap Growth Fund
                       Federated MDT Mid Cap Growth Fund
                       Federated MDT Small Cap Value Fund
                       Federated MDT Small Cap Core Fund
                      Federated MDT Small Cap Growth Fund
                          Federated MDT Balanced Fund
                                 CLASS A SHARES

         This Amendment #1 to Exhibit A to the Distribution Plan is adopted as of the 15th day of November, 2007, by FEDERATED MDT SERIES with respect to the Class A Shares of the Funds of the Trust set forth above.

         As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.05 of 1% of the average aggregate net asset value of the Class A Shares of the Funds of Federated MDT Series set forth above held during the month.

         Witness the due execution hereof this 1st day of December, 2007


                                     FEDERATED MDT SERIES


                                     By:  /s/ J. Christopher Donahue
                                     Name: J. Christopher Donahue
                                     Title:  President










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